Exhibit 10.1

May 15, 2017
Mr. William C. Cobb
c/o H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105
Re: Letter Agreement Regarding Retirement and Transition
Dear Bill:
On behalf of the Board of Directors (the “Board”) of H&R Block, Inc. (“Block”) and on behalf of H&R Block Management, LLC (the “Company”), we acknowledge that we shall treat your execution of this letter as your notice of retirement as the President and Chief Executive Officer of Block, as a director of Block and as an employee of the Company or its applicable affiliate, all effective July 31, 2017 (the “Retirement Date”). We accept such notice of retirement with appreciation of your efforts on behalf of Block.
Through the Retirement Date you will: (a) continue in your full time employment with the Company subject to the terms of the Employment Agreement among you, the Company and Block dated April 27, 2011, as amended, which will remain in full force and effect, (b) provide good faith assistance to Block and its subsidiaries and affiliates in the effective transition of your job responsibilities to Thomas A. Gerke, who will assume the role of President and Chief Executive Officer (on an interim capacity) effective August 1, 2017, and (c) upon request, provide reasonable assistance to the Board, including any committee appointed by the Board, in its search for a new permanent Chief Executive Officer.
If you remain employed through the Retirement Date in compliance with the terms hereof (or as otherwise provided by the Employment Agreement), then you will be eligible for a pro-rated annual bonus under the Amended and Restated H&R Block Executive Performance Plan for the fiscal year ending April 30, 2018 (“fiscal 2018”) as set forth on Exhibit A hereto (your “2018 Bonus”). You will not be eligible to participate in Block’s long-term equity-based incentive compensation program grants made for fiscal 2018. The Company will pay or reimburse you for reasonable attorney’s fees incurred by you in the negotiation and execution of this letter agreement, in an amount not to exceed $15,000 in the aggregate.

If you are in agreement with the foregoing, please countersign below.

Very truly yours,

H&R Block Management, LLC	H&R Block, Inc.
By: /s/ Thomas A. Gerke Name: Thomas A. Gerke Title: General Counsel and Chief Administrative Officer	By: /s/ Robert A. Gerard Name: Robert A. Gerard Title: Chairman of the Board

Acknowledged and agreed as of the date first set forth above:
/s/ William C. Cobb William C. Cobb

EXHIBIT A

Fiscal 2018 Bonus
The amount of your 2018 Bonus, if any, will be determined by the Compensation Committee of the Board based on the actual level of achievement of the performance goals for fiscal 2018, which are expected to be adopted by the Compensation Committee in June 2017, and will be pro-rated based on a formula, the denominator of which will be three hundred sixty-five (365) and the numerator of which will be ninety-two (92), the number of days you will be employed by the Company or its applicable affiliate during fiscal 2018. Your 2018 Bonus, if earned, will be payable in calendar year 2018 when annual short term incentive bonuses for fiscal 2018 are paid to other senior executive officers of the Company.